EXHIBIT 99.6

                     3D SYSTEMS ANNOUNCES NEW OPERATING PLAN

VALENCIA, Calif.--(BUSINESS WIRE)--Nov. 5, 1999--3D Systems Corp. (Nasdaq:TDSC -
NEWS) today announced the rollout of a new operating plan aimed at strengthening the company's financial condition, and positioning the company for future growth. The strategy consists of four major initiatives:

-- Reducing overhead to improve profitability;

-- Refocusing sales and marketing efforts toward identifying and responding to customers' manufacturing needs;

-- Redirecting R&D efforts to concentrate upon developing and expanding applications for the company's existing product line; and

-- Consolidating the company's European operations into a single, unified business entity.

"We are already implementing significant cost reductions in order to stabilize the company's expenses," stated Brian Service, president and chief executive officer. "Fortunately, only a minor portion of these reductions are employee-related."

"We are making a switch from a technology-driven company, to a market-driven company," added Clark Hardesty, vice president of sales and marketing. "Our goals and objectives will be more closely aligned with our customers' needs, and our product management team will be heavily involved in the entire process -- from the initial customer analysis, to targeting and implementing enterprise solutions."

Chuck Hull, the company's founder and chief technology officer, will be leading the R&D initiatives, which will involve developing applications that expand the value and uses of the company's products. "Similar to our sales and marketing efforts, we intend these applications to be customer-focused," commented Hull.

Grant Flaharty, vice president and general manager, 3D Systems Europe, will head the consolidation of European operations. Through this reorganization, the company expects to realize cost efficiencies and tax benefits, streamline communications, and improve sales activity in that region.

"Opportunities exist for us to improve margins on many products and services," stated Marty McGough, vice president of worldwide operations, "and we believe we are now focused to attack these opportunities."

"All of these actions are expected to improve the company's performance and set 3D Systems on a solid course for the future," stated Service. "We are confident in our products, strategy and our management team, and believe that these efforts should produce long-term benefits for the company."


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About 3D Systems

3D Systems provides solid imaging products and services that allow users to move quickly from three-dimensional designs to finished parts, at a significantly lower cost and higher quality than more traditional methods.

The company's systems utilize patented technologies that fabricate solid objects from digital input. These processes offer significant competitive advantages by substantially reducing the time and cost required to design, develop, and manufacture products.

The company also licenses 3D Keltool(R), a commercially proven moldmaking solution that produces prototype, bridge, and production tooling inserts.

Based in Valencia, 3D Systems was founded in 1986 and is recognized as the world technology and market leader in solid imaging. For additional information, visit the company's Web site at WWW.3DSYSTEMS.COM or phone 888/337-9786, ext. 721. For investor information, call the company's shareholder communications service at 800/757-1799.

Note to Editors: 3D Systems and SLA are trademarks, and 3D Keltool and the 3D logo are registered trademarks, of 3D Systems.

Except for the historical information contained in this news release, the matters discussed include forward-looking statements that involve risks and uncertainties including: the ability of the company to successfully implement and carry out its new strategic operating plan, and the success of that plan, the availability and acceptance of new products, the impact of competitive products and pricing, the ability of the company to continue to contain expenses, dependence on key personnel, industry-wide domestic and international economic conditions, and other risks detailed in the company's Securities and Exchange Commission reports on Form 10-K for the year ended Dec. 31, 1998, and reports on Form 10-Q filed by the company with the SEC during the current fiscal year.

Contact:
     3D Systems Corp., Valencia
     Mary Woods, 661/295-5600, ext. 2508
       WOODSM@3DSYSTEMS.COM
       --------------------
     Brian Service, 661/295-5600, ext. 2216
       SERVICEB@3DSYSTEMS.COM